Exhibit 10.34
SUBLEASE
     THIS SUBLEASE (the “Sublease”) is entered into as of the date set forth in Section 1.1(g) below, between Sublandlord and Subtenant set forth below.
W I T N E S S E T H
     1 SUBLEASE SUMMARY AND DEFINITIONS
     1.1 The Sublease provisions and definitions set forth in this Section 1.1 in summary form are solely to facilitate convenient reference by the parties. If there is any conflict between this Section and any other provisions of this Sublease, the latter shall control.

(a)	Sublandlord’s Name and address:	JPMorgan Chase Bank, National Association, successor-in-interest to American National Bank 270 Park Avenue 10th Floor — Mail Code 1021 New York, New York 10017 Attn: Director of Real Estate

Rent payments to:

JPMorgan Chase Lease Administration 1111 Polaris Parkway, Suite 1J Mail Code OH1-0241 Columbus, OH 43240 Attn: Lease Administration Manager

(b)	Subtenant’s Name and address:	Royal American Bank 1604 Colonial Parkway Inverness, Illinois 60067 Attn: Mary King Wilson, Executive Vice President

(c)	Overlandlord’s Name and Address:	Chevy Chase Business Park Limited Partnership c/o Hamilton Partners, Inc. 300 Park Boulevard Itasca, IL 60143

(d)	Overlease:	Lease Agreement dated June 8, 1999 as amended by First Lease Amendment dated July 12, 2000 and letter agreement dated September 29, 2000 between Overlandlord and Sublandlord

(e)	Building:	1001 Johnson Drive
Buffalo Grove, IL

(f)	Subleased Premises:	4,312 rentable square feet on the 1st floor, as shown on attached Exhibit A

(g)	Sublease Commencement: Date:	, subject to receipt of Overlandlord approval and of all federal, state and local regulatory approval for Subtenant to operate a banking facility within the Subleased Premises

(h)	Sublease Expiration Date:	June 30, 2010

(i)	Base Rent:

Period	Annual Base Rent	Monthly Rent
Sublease Rent Commence- ment Date (See Section 4.1) – 1/31/06	$64,680.00	$5,390.00
2/1/06 – 1/31/07	$66,620.40	$5,551.70
2/1/07 – 1/31/08	$68,603.92	$5,716.99
2/1/08 – 1/31/09	$70,673.68	$5,889.47
2/1/09 – 1/31/10	$72,786.56	$6,065.55
2/1/10 – 6/30/10	$74,985.68	$6,248.81

(j)	Operating Expenses/Real Estate Taxes: Subtenant to pay its proportionate share — See Section 4.2

(k)	Security Deposit: $5,390.00
     2. SUBLEASE GRANT
     2.1 By the Overlease described above, Overlandlord leased to Sublandlord certain space (the “Leased Space”) in the Building in accordance with the terms of the Overlease. A copy of the Overlease has been provided to Subtenant.
     2.2 Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord, upon and subject to the provisions of this Sublease and the Overlease, the square feet of rentable area as set forth in Section 1.1 (f) herein and as shown hatched on Exhibit A annexed hereto and made a part hereof (the “Subleased Premises”), along with all furniture, furnishings and telephone system in the Subleased Premises on the Sublease Commencement Date, and including Sublandlord’s rights under Overlease Sections 28Q (ATMs), 28Y (Signs) and 28AA (Parking).
     3. SUBLEASE TERM
     3.1 The term of this Sublease shall commence on the Sublease Commencement Date and end on the Sublease Expiration Date as defined above.
     4. RENT AND OTHER CHARGES
     4.1 Commencing thirty (30) days after Overlandlord’s consent to this Sublease (the “Sublease Rent Commencement Date”), Subtenant shall pay to Sublandlord as rent (“Base Rent”) the amounts set forth in Section 1.1 (i) hereof. Base Rent is payable in advance and without demand, at Sublandlord’s address shown on Section 1.1 (a) hereof (or such other location as Sublandlord shall designate) in equal monthly installments, on the first day of each month during the Sublease Term without any set-off, off-set, abatement or reduction whatsoever. If the Sublease Term commences other than on the first day of a month or ends other than on the last day of the month, the Base Rent for such month shall be prorated.
     4.2 Subtenant shall pay, as additional Rent, all amounts, if any, that Sublandlord is required to pay pursuant to the Overlease that are related to Operating Expenses, Taxes or electrical service (as defined in the Overlease) of the Building or basic costs of the Building or similar items (or to increases in the foregoing), but only to the extent such amounts are applicable to the Subleased Premises and as to Operating Expenses and Real Estate Taxes are in excess of amounts paid for Operating Expenses and Real Estate Taxes in 2005. Subtenant shall pay such amounts within five (5) days after receipt of notice of the amount due (and if such amount is a regularly recurring amount, only one such notice shall be required for all such regularly recurring amounts due during the period specified in such notice). Additional Rent payable pursuant to this Section 4.2 shall be based solely upon actual payments made by Sublandlord pursuant to the Overlease. Subtenant shall not have the right to question the propriety of or the basis for any such payment, and Sublandlord shall be under no obligation to contest any such payment.
     4.3 As used in this Sublease, “Rent” shall mean the Base Rent, the Operating Expense reimbursements pursuant to Section 1.1, and all other monetary obligations provided for in this Sublease to be paid by Subtenant.
     4.4 In the event the rent is not paid when due as aforesaid, interest shall accrue thereon at the lesser of 18% per annum or the maximum rate permitted by law. In addition, if the rent is not paid by the tenth day of any given month, Subtenant shall pay as a late charge to Sublandlord an additional amount equal to $100 in order to compensate Sublandlord for its administrative and other overhead expenses. Any such late charge or interest payment shall be payable as additional rent under this Sublease and shall be payable immediately on demand.

     5. USE OF SUBLEASED PREMISES
     5.1 Subtenant agrees that the Subleased Premises shall be occupied only as permitted under the Overlease.
     6. ASSIGNMENT OR UNDERLETTING
     6.1 Subtenant shall not (a) assign this Sublease, nor (b) permit this Sublease to be assigned by operation of law or otherwise, nor (c) underlet all or any portion of the Subleased Premises, nor (d) permit any space therein to be occupied by others without Sublandlord’s consent not to be unreasonably withheld, and Overlandlord’s consent pursuant to the Overlease; provided however Subtenant may sub-sublease all or a portion of the Right of First Offer Space (as defined in Section 23 herein) to Advantage Futures, LLC subject to the terms of the Overlease.
     7. ALTERATIONS
     7.1 Sublandlord and Overlandlord hereby consent to Subtenant’s improvements to the Subleased Premises as shown on Exhibit B attached hereto, said work to be done at Subtenant’s sole cost and expense by contractors and subcontractors acceptable to Sublandlord and Overlandlord, which work shall also include constructing a demising wall to separate the Subleased Premises from the Right of First Offer Space (defined in Section 23 hereof). Subtenant shall make no other changes, alterations, additions, improvements or decorations in, to or about the Subleased Premises without Sublandlord’s and Overlandlord’s prior written consent. In the event Subtenant is permitted to perform alterations in the Subleased Premises hereunder, Subtenant shall make no changes, alterations, additions, improvements or decorations which would result in Overlandlord charging Sublandlord for the cost of same, including any removal costs associated therewith, and Subtenant shall comply with all laws and regulations relating to such construction including, but not limited to, receipt of certificates of occupancy, permits and Americans with Disabilities Act (ADA) requirements, and shall be responsible for all costs associated therewith. Sublandlord may impose reasonable guidelines as may be necessary to protect its occupancy and rights provided in the Overlease, including placing reasonable restrictions on times when certain types of work may be performed in order to prevent undue intrusion and noise to Sublandlord or other tenants in the Building.
     8. TERMS OF THE OVERLEASE
     8.1 Except as herein otherwise expressly provided and except for the obligation to pay rent and additional rent under the Overlease, all of the terms, covenants, conditions and provisions in the Overlease are hereby incorporated in, and made a part of this Sublease, and such rights and obligations as are contained in the Overlease are hereby imposed upon the respective parties hereto; the Sublandlord herein being substituted for the Landlord in the Overlease, and the Subtenant herein being substituted for the Tenant named in the Overlease; provided, however, that the Sublandlord herein shall not be liable for any defaults by Overlandlord and, if Overlandlord is not the fee owner, the owner in fee of the land and Building of which the Subleased Premises are a part. If the Overlease shall be terminated for any reason during the term hereof, then and in that event this Sublease shall thereupon automatically terminate and Sublandlord shall have no liability to

Subtenant by reason thereof. Sublandlord shall not voluntarily terminate the Overlease during the term of this Sublease. Sublandlord shall provide reasonable assistance to Subtenant in any claim by Subtenant against Overlandlord.
     8.2 This Sublease is subject and subordinate to the Overlease and to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the Subleased Premises are a part and all renewals, modifications, replacements and extensions of any of the foregoing. This Section 8.3 shall be self-operative and no further instrument of subordination shall be required. To confirm such subordination, Subtenant shall execute promptly any certificate that Sublandlord or Overlandlord may request.
     8.3 Notwithstanding any other provisions of this Sublease, if there are any provisions in the Overlease that pertain to Sublandlord’s rights regarding:
(a)	any option to renew the Sublease Term;

(b)	any option to expand the Subleased Premises; or

(c)	any tenant finish or other construction obligations or rights to any tenant finish allowances;
then each such provision shall not be incorporated herein and Subtenant shall not have any rights or benefits thereunder.
     9 INDEMNITY
     9.1 Subtenant shall defend, protect, indemnify and save Sublandlord and Overlandlord and their officers, agents, servants and employees harmless from and against any and all obligations liabilities, costs, damages, claims and expenses of whatever nature arising from injury to persons or damage to property on the Subleased Premises or in or about the Building arising out of or in connection with Subtenant’s use or occupancy of the Subleased Premises or Subtenant’s activities in the Building, or arising from any act or negligence of Subtenant, or its agents, contractors, servants, employees or invitees.
     10. CONDITION OF SUBLEASED PREMISES
     10.1 Subtenant has examined the Subleased Premises, is aware of the physical condition thereof, and agrees to take the same “as is,” with the understanding that there shall be no obligation on the part of Sublandlord to incur any expense whatsoever in connection with the preparation of the Subleased Premises for Subtenant’s occupancy thereof. Sublandlord has no actual knowledge of any latent defects in the Subleased Premises. Any work performed by Subtenant shall be in accordance with the terms of the Overlease and Section 7 herein.
     11. CONSENT OF OVERLANDLORD
     11.1 This Sublease is conditioned upon the consent thereto by Overlandlord which consent shall be evidenced by Overlandlord’s signature appended hereto or a separate consent in the form utilized by Overlandlord for such purposes. Subtenant shall be solely responsible for any fees or charges imposed by the Overlandlord in connection with the obtaining of such consent. Provided Overlandlord’s consent does not materially affect the terms of this Sublease, Subtenant shall immediately execute any documents requested by Overlandlord in order to obtain Overlandlord’s approval.
     11.2 Sublandlord makes no representation with respect to obtaining Overlandlord’s approval of this Sublease and, in the event that Overlandlord notifies Sublandlord that Overlandlord will not give such approval, Sublandlord will so notify Subtenant and, upon receipt of such notification by Sublandlord of the disapproval by Overlandlord, this Sublease shall be deemed to be null and void and without force or effect, and Sublandlord and Subtenant shall have no further obligations or liabilities to the other with respect to this Sublease.
     11.3 Except as otherwise specifically provided herein, wherever in this Sublease Subtenant is required to obtain Sublandlord’s consent or approval, Subtenant understands that Sublandlord may be required to first obtain the consent or approval of Overlandlord. If Overlandlord should refuse such consent or approval, Sublandlord shall be released of any obligation to grant its consent or approval whether or not Overlandlord’s refusal, in Subtenant’s opinion, is arbitrary or unreasonable.
     12. DEFAULT
     12.1 Subtenant acknowledges that the services to be rendered to the Subleased Premises are to be rendered by Overlandlord. Anything in this Sublease to the contrary notwithstanding, if there exists a breach by Sublandlord of any of its obligations under this Sublease and, concurrently, a corresponding breach by Overlandlord under the Overlease of its obligations under the Overlease exists, Sublandlord shall not be responsible or liable therefor.
     12.2 Anything contained in any provisions of this Sublease to the contrary notwithstanding, Subtenant agrees, with respect to the Subleased Premises, to comply with and remedy any default claimed by Overlandlord and caused by Subtenant, within the period allowed to Sublandlord as tenant under the Overlease, due to the fact that notice of default from Sublandlord to Subtenant is given after the corresponding notice of default from Overlandlord. Sublandlord agrees to forward to Subtenant, upon receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord in its capacity as tenant under the Overlease. Subtenant agrees to forward to Sublandlord, upon receipt thereof, copies of any notices received by Subtenant with respect to the Subleased Premises from Overlandlord or from any governmental authorities. In addition to other remedies of Sublandlord hereunder and by law, Subtenant agrees that in the event of a default by Subtenant of any of the terms of this Sublease, Sublandlord may perform such obligations on behalf of Subtenant and Subtenant shall immediately reimburse Sublandlord for the costs of same. Sublandlord agrees that in the event of default by Sublandlord under the terms of the Overlease, Subtenant may perform such obligations on behalf of Sublandlord and Sublandlord shall immediately, reimburse Subtenant for the costs of same. Nothing herein contained shall release or relieve Sublandlord’s obligations to Overlandlord under the Overlease.
     12.3 If and whenever there shall occur any event of default of this Sublease, Sublandlord may, at Sublandlord’s option, exercise any remedy or right given under the Overlease or by law or equity. All rights and remedies specifically granted to Sublandlord herein shall be cumulative and not mutually exclusive.
     13. SUBLANDLORD REPRESENTATION
     13.1 Sublandlord represents (a) that it is the holder of the interest of the tenant under the Overlease, and (b) that the Overlease is in full force and effect.
     14. BROKERS
     14.1 Subtenant represents and warrants that Subtenant has had no dealings or communications with any broker or agent in connection with the consummation of this Sublease other than Golub and Company, whose commission shall be paid by Sublandlord pursuant to a separate agreement, and Subtenant agrees to pay, hold harmless and indemnify Sublandlord from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commissions or charges claimed by any broker or agent other than such broker with respect to this Sublease or the negotiation thereof.
     15. SECURITY DEPOSIT
     15.1 As security for the faithful performance and observance by Subtenant of the terms, provisions, covenants and conditions of this Sublease, Subtenant is simultaneously herewith delivering to Sublandlord a check in the amount set forth in Section 1(k).
     15.2 In the event Subtenant defaults in respect of any of the terms, provisions, covenants and conditions of this Sublease, including, but not limited to, the payment of annual fixed rent and additional rent, Sublandlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any annual fixed rent and additional rent or any other sum as to which Subtenant is in default or for any sum which Sublandlord may expend or may be required to expend by reason of Subtenant’s default in respect of any of the terms, provisions, covenants, and conditions of this Sublease, including, but not limited to, any damages or deficiency accrued before or after any re-entry by Sublandlord.
     15.3 In the event that Subtenant defaults in respect of any of the terms, provisions, covenants and conditions of the Sublease and Sublandlord utilizes all or any part of the security but does not terminate this Sublease as provided herein, Sublandlord may in addition to exercising its rights as provided in Section 15.2, retain the unapplied and unused balance of the principal amount of the security as security for the faithful performance and observance by Subtenant thereafter of the terms, provisions and conditions of this Sublease and may use, apply or retain the whole or any part of said balance to the extent required for payment of rent, additional rent, or any other sum as to which Subtenant is in default or for any sum which Sublandlord may expend or be required to expend by reason of Subtenant’s default in respect of any of the terms, covenants, and conditions of this Sublease. In the event Sublandlord applies or retains any portion or all of the security delivered hereunder, Subtenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be no less than the security required by Section 15.2.
     15.4 In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the security shall be returned to Subtenant (a) after the Sublease Expiration Date and after delivery of entire possession of the Subleased Premises to Sublandlord, or (b) upon Sublandlord’s receipt of an equivalent amount of security from an assignee or undertenant pursuant to an assignment or underletting permitted by Section 6 of this Sublease. In the event of an assignment of the Overlease by Sublandlord, Sublandlord shall have the right to transfer any interest it may have in the security to the assignee and Sublandlord shall thereupon be released by Subtenant from all liability for the return of such security, provided such assignee assumes any responsibilities of Sublandlord with respect to such security, and Subtenant agrees to look solely to the new sublandlord for the return of said security; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new sublandlord.
     16. SURRENDER AND HOLDING OVER
     16.1 Upon expiration of the Sublease Term, or if, at any time prior to such expiration, this Sublease shall be terminated for any reason, Subtenant shall immediately quit and surrender up to Sublandlord possession of the Subleased Premises, and Subtenant shall remove all of its personal property therefrom. In the event Subtenant does not completely vacate the Subleased Premises (including the removal of all personal property and fixtures required to be removed and the return of the Subleased Premises to Sublandlord in the condition required under the Overlease) by the Sublease Expiration Date or earlier termination of this Sublease, Subtenant shall indemnify and hold harmless Sublandlord in respect of any and all holdover charges or penalties imposed under the Overlease upon Sublandlord in respect of the entire Leased Space and in respect of any and all costs, liabilities or expenses (including attorneys fees) suffered by Sublandlord in respect of same, as and when such costs, liabilities or expenses are incurred. In this regard, Subtenant shall, if requested by Sublandlord, in Sublandlord’s sole discretion, defend Sublandlord against any action or proceeding brought against Sublandlord which arises out of such holdover. Any holding over after the expiration or earlier termination of this Sublease without the written consent of Sublandlord shall be construed to be a tenancy from month to month and Subtenant shall pay a holdover charge for each month or partial month that Subtenant remains in the Subleased Premises after the Sublease Expiration Date or earlier termination, such holdover charge to be equal to 150% of the Rent under the Overlease in effect at such time, and shall otherwise be subject to the terms and conditions of this Sublease. Any holding over without Sublandlord’s written consent shall constitute a default by Subtenant and entitle Sublandlord to exercise any remedies set forth herein or available under and other applicable law.

     17. NO WAIVER
     17.1 The failure of Sublandlord to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Sublease or of any of the Rules and Regulations set forth or hereafter adopted by Sublandlord, shall not prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Sublandlord of rent with knowledge of the breach of any covenant of this Sublease shall not be deemed a waiver of such breach and no provision of this Sublease shall be deemed to have been waived by Sublandlord unless such waiver be in writing signed by Sublandlord. No payment by Subtenant or receipt by Sublandlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated base rent, additional rent or other charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Sublandlord may accept such check or payment without prejudice to Sublandlord’s right to recover the balance of such base rent, additional rent or other charge, or pursue any other remedy in this Sublease provided. No act or thing done by Sublandlord or Sublandlord’s agents during the term hereby demised shall be deemed an acceptance of a surrender of the demised premises and no agreement to accept such surrender shall be valid unless in writing signed by Sublandlord. No employee of Sublandlord or agent of Sublandlord shall have any power to accept the keys of the demised premises prior to the termination of the Sublease and the delivery of keys to any such agent or employee shall not operate as a termination of the Sublease or a surrender of the demised premises.
     18. NOTICES
     18.1 Any notice, demand or communication which, under the terms of this Sublease or under any statute or municipal regulation must or may be given or made by the parties hereto, shall be in writing and given or made by mailing the same by registered or certified mail, return receipt requested or by a recognized overnight courier to the address and person designated in Section 1.1 (a) and (b) herein. Copies of Notices to Sublandlord shall also be sent pursuant to this section to:
JPMorgan Chase Law Department
1111 Polaris Parkway, Suite 4P
Mail Code OH1-0152
Columbus, OH 43240
Attn: Real Estate Counsel
Copies of Notices to Subtenant shall also be sent pursuant to this section to:
Kelly O’Keefe
Mary King Wilson
Royal American Bank
1604 Colonial Parkway
Inverness, IL 60067

Jerome M. Pinderski, Jr.
Pinderski & Pinderski, Ltd.
115 West Colfax
Palatine, IL 60067
     18.2 Either party, however, may designate such new or other address to which such notices, demands or communications thereafter shall be given, made or mailed by notice (given in the manner prescribed herein). Any such notice, demand or communication shall be deemed given or served, as the case may be, on the date of the posting thereof, In the event Subtenant’s address is not set forth above, notice to Subtenant shall be deemed sufficient if sent to the Subleased Premises.
     19. INTERPRETATION
     19.1 The parties acknowledge that each party and its respective counsel have reviewed this Sublease and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Sublease or any amendments or exhibits hereto.
     20. PARTIAL INVALIDITY.
     20.1 If any provision of this Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Sublease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Sublease shall be valid and enforceable to the full extent permitted by law.
     21. MISCELLANEOUS
     21.1 Where applicable, Subtenant shall be responsible for all additional costs incurred as a result of this Sublease including, but not limited to, security cards, keys and parking cards.
     21.2 This Sublease may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
     21.3 This Sublease constitutes and contains the entire agreement between the parties and supersedes all prior agreements, representations and understandings between the parties relating to the subject matter of this Sublease. No oral understandings, statements, promises or inducements contrary to the terms of this Sublease exist.
     21.4 This Sublease shall inure to the benefit of all of the parties hereto, their successors and (subject to the provisions hereof) their assigns.

     22. FURNITURE
     22.1 Subtenant may use at no expense to Subtenant the furniture and equipment located in the Subleased Premises, as identified on attached Exhibit C, for the term of the Sublease. Prior to the Sublease Commencement Date, Sublandlord shall remove all other furniture and equipment in the Subleased Premises. At the end of the term all such furniture and equipment shall be and become the separate property of Subtenant as if this Sublease had been a bill of sale therefore. Subtenant shall, at its expense, remove this furniture and equipment at the end of the term. If Subtenant fails to remove this furniture and equipment, Sublandlord may do so and charge Subtenant the cost thereof.
     23. RIGHT OF FIRST OFFER
     23.1. Right of First Offer Space. Right of First Offer Space (“Offered ROFO Space”) means the 7,342 rentable square feet of space on the 1st floor of the Building, as shown as attached Exhibit D.
     23.2 Subject to the terms and conditions hereof, if at any time during the Sublease Term any portion of the Offered ROFO Space is vacant and Sublandlord desires to enter into a Sublease (the “Proposed Sublease”) for all or a portion of the Offered ROFO Space with a third party (a “Proposed Subtenant”) other than Sublandlord or Sublandlord Affiliate, then Sublandlord, before offering such Offered ROFO Space to any such Proposed Subtenant, shall offer to Subtenant the right to include the Offered ROFO Space within the Subleased Premises on the same terms and conditions upon which Sublandlord intends to offer the Offered ROFO Space for sublease to such third party, provided however, if Subtenant exercises its right under this subsection, rent for said space shall be as provided in this Sublease. In addition, the rights of first offer granted to Subtenant under this section shall be subject and subordinate to (i) any sublease of Offered ROFO Space effected pursuant to Section 23.5 below, and (ii) the subleasing by any Proposed Subtenant of such Offered ROFO Space pursuant to the exercise by such subtenant of any expansion right provided in such Subtenant’s Proposed Sublease of Offered ROFO Space.
     23.3 Sublandlord shall make such offer to Subtenant in a written notice (hereinafter called the “First Offer Notice”), which notice shall designate the space being offered and shall specify the terms upon which Sublandlord intends to offer with respect to any such Offered ROFO Space. Subtenant may accept the offer set forth in the First Offer Notice by delivering to Sublandlord an unconditional acceptance (hereinafter called “Subtenant’s Notice”) of such offer within ten (10) business days after delivery by Sublandlord of the First Offer Notice to Subtenant. Time shall be of the essence with respect to the giving of Subtenant’s Notice.
     23.4 Subtenant must accept all Offered ROFO Space offered by Sublandlord at any one time if it desires to accept any of such Offered ROFO Space and may not exercise its right with respect to only part of such space.

     23.5 If Subtenant at any time declines (or fails to timely accept) any Offered ROFO Space offered by Sublandlord, then Sublandlord shall have the right to market the Offered ROFO Space covered by Sublandlord’s First Offer Notice to any third party on economic or financial terms that are not “materially more favorable” to the prospective subtenant than those set forth in Sublandlord’s First Offer Notice to Subtenant. The term “materially more favorable” means a change in the total economic terms of the offer to the prospective subtenant of greater than or equal to ten percent (10%) of those set forth in Sublandlord’s First Offer Notice to Subtenant (taking into account the base rental rate and amount of subtenant improvement allowance and other subtenant incentives). Except for a sublease of Offered ROFO Space on terms “materially more favorable” than those set forth in Sublandlord’s Offer Notice as aforesaid, if Subtenant at any time declines (or fails to timely accept) any Offered ROFO Space offered by Sublandlord, then Subtenant shall be deemed to have irrevocably waived its rights under this section to the Offered ROFO Space offered by Sublandlord to Subtenant in the Offer Notice, and Sublandlord shall be free to sublease the Offered ROFO Space to third parties; except, that in all instances if Sublandlord fails to enter into a sublease for Offered ROFO Space within nine (9) months following Subtenant’s receipt of the Offer Notice or if such space again becomes available for sublease later in the Sublease Term, then in such case the procedures of Paragraph (b) of this section shall again apply.
     23.6 If Subtenant accepts the offer set forth in the First Offer Notice, then the Offered ROFO Space shall be added to the Subleased Premises for the remaining Term of the Sublease on (i) all of the terms, covenants, conditions specified in Sublandlord’s First Offer Notice, and (ii) the terms, covenants and conditions of the Sublease to the extent that such terms, covenants and conditions of the Sublease do not conflict with the terms, covenants and conditions specified in Sublandlord’s First Offer Notice. Any Offered ROFO Space added to the Subleased Premises pursuant to this section shall become part of the Subleased Premises for all purposes of this Sublease, and any reference in this Sublease to the term “Subleased Premises” shall be deemed to refer to and included such portion of the Offered ROFO Space, except as expressly provided otherwise in the Sublease.
     23.7 Conditions to ROFO. The Subtenant’s ROFO Notice shall be effective only if at the time of delivery of the Offer Notice with respect thereto, the following conditions (the “ROFO Conditions”) are satisfied:
     (a) There exists no Default or event which but for the passage of time or the giving of notice, or both, would constitute a Default has occurred and is continuing;
     (b) Neither this Sublease nor Subtenant’s right of possession shall have been terminated and this Sublease shall then be in full force and effect.
     23.8 Promptly after Subtenant’s exercise of its right of first offer pursuant to this section, Sublandlord shall prepare an amendment to the Sublease to reflect the changes in the size of the Premises, Basic Annual Rent, Subtenant’s Proportionate Share and any other appropriate terms, due to the addition of the Offered ROFO Space. Subtenant shall execute and return such amendment to Sublandlord within fifteen (15) business days after its submission to Subtenant or mark-up the amendment with proposed revisions thereto and Sublandlord and Subtenant shall work diligently to promptly and in good faith complete and execute a mutually satisfactory amendment. Failure or refusal of either party to execute such an amendment shall not affect the validity of the subleasing of the Offered ROFO Space in accordance with the terms of this Right of First Offer.
IN WITNESS WHEREOF, the parties have hereunto set their hands and seals of the day and year first above written.

JPMorgan chase base Bank, National Association
Sublandlord

By:	/s/ Roy C. Keller

Name:	Roy C. Keller
Title:	Senior Vice president

Royal American Ban
Subtenant

By:	/s/ [ILLEGIBLE]

Name:	[ILLEGIBLE]
Title:	President

BY SIGNATURE BELOW, OVERLANDLORD HEREBY CONSENTS TO THIS SUBLEASE AND CERTIFIES THAT THE APPROVAL OF ANY LENDER OR MORTGAGEE, IF REQUIRED, HAS BEEN OBTAINED.

CHEVY CHASE BUSINESS PARK LIMITED PARTNERSHIP

By:	HP/Chevy Chase Business Park Limited Partnerhship, General Partner

By:	Hamilton Partners Industrial Division #1, Inc.

By:

Name:

Title: